Exhibit 5

                                                               November 26, 1996

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Dear Sirs:

         I am Vice President and Associate General Counsel of Corning Clinical Laboratories Inc. (the Company) and am familiar with the preparation and filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended, with respect to an aggregate of 1.5 million shares of the Company's Common Stock, $.01 par value, which may be sold by the Company pursuant to its Profit Sharing Plan (the "Plan").

         In this connection, I have examined the originals, or copies certified to my satisfaction, of such corporate records of the Company, certificates of public officials and officers of the Company, and other documents as I deemed pertinent as a basis for the opinions hereinafter expressed.

Based upon the foregoing, and having regard for such legal consideration as I have deemed relevant, I am of the opinion that:

         1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

         2. The shares of the Company's Common Stock to be sold by the Company pursuant to the Plan will be duly authorized, validly issued, fully paid and non-assessable.

         3. The Company undertakes to submit to the Internal Revenues Service all amendment to the Plan for a determination letter that the Plan as amended is qualified under Section 401(a) of the Internal Revenue Code of 1986. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974.

         I consent to the filing of this opinion as an Exhibit to the Registration statement referred to above.

                                                 Very truly yours.

                                                 /s/ Leo C. Farrenkopf, Jr.
                                                 -----------------------------
                                                 Leo C. Farrenkopf, Jr.